Exhibit 3.2

Certificate of Amendment of the Certificate of Incorporation

of

Perficient, Inc.

______________________

     It is hereby certified that:

     1. The name of the corporation is Perficient, Inc. (the “Corporation”).

     2. The certificate of incorporation is hereby amended by striking out Article V, Paragraph A thereof and by substituting in lieu of said Paragraph the following new Article V, Paragraph A:

     “The aggregate number of shares that the Corporation shall have authority to issue is 48,000,000 divided into (i) 40,000,000 shares of which shall be Common Stock, par value $0.001 per share, and (ii) 8,000,000 shares of which shall be Preferred Stock, par value $0.001 per share.”

     3. The first sentence of Article V, Paragraph B of the certificate of incorporation is hereby amended, in its entirety, to read as follows:

     “Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law.”

     4. The amendments of the certificate of incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     5. The effective time of the amendments herein certified shall be the date of filing of this Certificate of Amendment.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name on this 2 day of October, 2002.

PERFICIENT, INC.
By:	/s/ John T. McDonald
John T. McDonald
Chief Executive Officer